Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Gyrodyne, LLC on Form S-1 of our report dated March 30, 2023 with respect to our audit of the consolidated statements of net assets (liquidation basis) of Gyrodyne, LLC and Subsidiaries as of December 31, 2022, and the related consolidated statements of changes in net assets (liquidation basis) for the year then ended, which appears in Gyrodyne, LLC’s Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to our Firm under the heading “Experts” in this Prospectus.

/s/ Baker Tilly US, LLP

Tysons, VA

December 29, 2023